News Release	For Immediate Release

Contact: Jeff Laudin	April 14, 2011
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces First Quarter Results

Highlights:

•	First quarter revenue increased 55%, which included $133.2 million from Delta. There was an 18% increase in quarterly revenue excluding the contribution of Delta.

•	Operating profit rose 43%, including $6.2 million related to Delta. Excluding Delta, operating profit rose 23.5%.

•	Irrigation Segment sales increased 39% and operating income grew 55%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the first quarter of $568.0 million compared with $367.4 million for the same period of 2010. First quarter 2011 net earnings were $25.6 million, or $0.97 per diluted share, versus first quarter 2010 net earnings of $16.5 million, or $0.62 per diluted share.

First Quarter Review:

“The two main factors driving first quarter results were a 39% growth in Irrigation Segment sales and the contribution of the Delta businesses,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Operating income rose due to an improved performance in the Irrigation and Coatings segments and the inclusion of the Delta businesses. Somewhat offsetting these improvements were weather disruptions, including at Delta’s operations in Australia, rising steel costs and pricing pressures in our structural businesses.”

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First Quarter Segment Review:

Irrigation Segment (27% of 1st Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 39% over 2010 to $151.0 million. In global farm markets, increased investment in mechanized irrigation equipment was driven by tightening global grain supplies, which led to rising crop prices and the outlook for a meaningful increase in net farm income.

Two factors driving global demand for feed-grains are a growing world population and improved diets. Increasing food production to meet this demand will be a challenge for production agriculture. Mechanized irrigation equipment offers a solution to this challenge by supplying water efficiently at the most beneficial times for crop development. This helps to optimize and preserve valuable farm input costs, such as seed, fuel and fertilizer. The water conserving nature of the equipment further enhances the value of an investment in mechanized irrigation equipment.

Operating income grew 55% to $23.9 million and was 15.8% of segment sales. The increase in operating income was the result of improved productivity and volume leverage.

Utility Support Structures Segment (22% of 1st Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $125.6 million were 11% above 2010. In North America, demand for utility structures has improved. We believe utilities have resumed activity on projects previously deferred during the recession. The sales increase in North America more than offset a decline in international utility sales. Last year international utility sales were higher driven by projects in emerging markets.

Although project activity and demand contracted during the global recession, the reasons for utilities to expand and interconnect the transmission grid remained in place. We believe Valmont’s recent increase in bid activity and project proposals is indicative of a resumption in project demand, reinforcing our positive long-term view. While the size and timing of any future activity is uncertain, the outlook for increased demand is constructive.

Operating income fell 8% to $13.5 million and was 10.7% of segment sales. While operating income dollars rose in North America, the decline in operating income as a percent of sales was mostly due to the lower international sales, an unfavorable product mix in North America and pricing not keeping pace with inflation.

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Engineered Infrastructure Products Segment (30% of 1st Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

First quarter sales were $168.9 million, a 58% increase over 2010. This increase is largely attributable to the Delta businesses now reported in this segment, whose sales were $50.8 million. Typically, the first quarter is the seasonally slowest quarter for the structures businesses due to the difficulty in installing structures in the winter.

In North America, lighting product sales were flat, as the market continued to struggle with the lack of a U.S. highway bill and budgetary constraints at the state and local levels. Soft demand has resulted in an increasingly competitive pricing environment.

North American sales of wireless communication products were flat. In China, wireless communication product sales increased with order intake starting earlier than last year.

International lighting sales were higher, although the market resisted price increases necessary to recover inflationary raw material costs.

Included in this segment are the highway safety products, engineered access system and structures businesses acquired from Delta. Results in these businesses were negatively impacted by severe weather disruptions in Australia and increased import competition caused by a strong Australian dollar.

Operating income fell 16% to $2.2 million or 1.3% of segment sales. The operating income attributable to the Delta businesses was $3.8 million. Without the Delta contribution, the segment would have posted an operating loss, resulting from the inability to recover higher steel costs in an environment of reduced market demand, and highly competitive pricing. Non-recurring expenses in Europe and LIFO expenses were a further drag on operating income.

Coatings Segment (13% of 1st Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $73.5 million were more than 2 ½ times greater than last year. The increase in sales included $38.8 million from the Delta galvanizers plus increased volumes in North America. Demand was broad-based, boosted by strong internal demand and improved sales to agricultural equipment manufacturers.

Operating income rose 2.3 times to $10.3 million, or 14.0% of segment sales. The operating income increase included $3.9 million from the Delta businesses.

Included in “Other” are a tubing business and $45.2 million in revenue from Delta’s grinding media and electrolytic manganese businesses. The operating income attributable to the Delta businesses was $2.6 million.

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2011 Outlook:

“Our prior outlook for the year was for earnings per share to increase between 35-45% over reported earnings in 2010,” Mr. Bay said, “Based on the current strength in the irrigation market and an improving demand for utility transmission structures, we now expect earnings per share to be at the higher end of that range.

“The long-term outlook for our businesses is supported by global and enduring drivers. In our infrastructure businesses, to sustain future economic growth the world will need investments in quality infrastructure. In our irrigation business, a growing world population will need more efficient production agriculture to support rising food demand. By continually improving our products and processes, we will be well positioned to help fulfill these demands.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 36681992 or via the Internet at 8:00 a.m. CDT April 15, 2011, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 36681992 beginning April 15, 2011 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 22, 2011.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter 13 Weeks Ended

	26-Mar-11	27-Mar-10
Net sales	$ 567,949	$ 367,402
Cost of sales	431,456	266,672
Gross profit	136,493	100,730
Selling, general and administrative expenses	91,192	69,080
Operating income	45,301	31,650
Other income (expense)
Interest expense	(8,271)	(5,962)
Interest income	1,787	356
Other	390	(77)
	(6,094)	(5,683)
Earnings before income taxes, noncontrolling
interest, and equity in earnings of
nonconsolidated subsidiaries	39,207	25,967
Income tax expense	13,288	9,446
Earnings before noncontrolling interest, equity in
earnings of nonconsolidated
subsidiaries	25,919	16,521
Earnings in nonconsolidated subsidiaries	954	114
Net earnings	26,873	16,635
Less: Earnings attributable to the noncontrolling interest	(1,264)	(172)
Net earnings attributable to Valmont Industries, Inc.	$ 25,609	$ 16,463

Average shares outstanding (000's) - Basic	26,271	26,031
Earnings per share - Basic	$ 0.97	$ 0.63

Average shares outstanding (000's) - Diluted	26,507	26,419
Earnings per share - Diluted	$ 0.97	$ 0.62

Cash dividends per share	$ 0.165	$ 0.150

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)
	First Quarter 13 Weeks Ended

	26-Mar-11	27-Mar-10

Net sales
Engineered Infrastructure Products	$ 168,930	$ 107,006
Utility Support Structures	125,647	113,228
Coatings	73,450	27,930
Infrastructure products	368,027	248,164

Irrigation	151,048	108,639
Other	73,986	22,289
Less: Intersegment sales	(25,112)	(11,690)
Total	$ 567,949	$ 367,402

Operating Income
Engineered Infrastructure Products	$ 2,203	$ 2,611
Utility Support Structures	13,499	14,706
Coatings	10,292	4,532
Infrastructure products	25,994	21,849

Irrigation	23,894	15,398
Other	8,914	4,264
Corporate	(13,501)	(9,861)
Total	$ 45,301	$ 31,650

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

In the fourth quarter of 2010, the Company reorganized its management structure in line with its current reporting structure. Delta’s galvanizing operations are included in the Coatings segment and Delta’s pole sand roadway safety structure and access systems are included in the Engineered Infrastructure Products segment. Delta’s forged steel grinding media and electrolytic manganese dioxide operations are classified as “Other”. It was not necessary to reclassify the first quarter 2010 figures to conform to the first quarter 2011 presentation.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Mar-11	27-Mar-10
ASSETS
Current assets:
Cash and cash equivalents	$ 358,271	$ 373,987
Accounts receivable, net	425,853	256,672
Inventories	323,964	211,679
Prepaid expenses	30,858	20,333
Refundable and deferred income taxes	29,438	38,104
Total current assets	1,168,384	900,775
Property, plant and equipment, net	442,959	276,628
Goodwill and other assets	568,199	300,376
	$ 2,179,542	$ 1,477,779

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 272	$ 281
Notes payable to banks	9,911	10,442
Accounts payable	206,768	114,319
Accrued expenses	137,589	106,009
Dividend payable	4,358	3,947
Total current liabilities	358,898	234,998
Long-term debt, excluding current installments	484,548	351,127
Other long-term liabilities	282,640	78,638
Shareholders' equity	1,053,456	813,016
	$ 2,179,542	$ 1,477,779

END